                                                                    EXHIBIT 4.10



                  CROSS-COLLATERAL AND CROSS-DEFAULT AGREEMENT

General Electric Capital Corporation
401 Merritt 72nd Floor
Norwalk, CT 06856

Gentlemen:

         You (and/or your successors or assigns, "you") have entered into or purchased one or more conditional sale contracts, lease agreements, chattel mortgages, security agreements, notes and other choses in action (herein designated "Accounts") arising from the bona fide sale or lease to us, by various vendors or lessors, of equipment and inventory (herein designated "Collateral") and/or you have made direct loans to or otherwise extended credit to us evidenced by Accounts creating security interests in Collateral.

         In order to induce you to extend our time of payment on one or more Accounts and/or to make additional loans to us and/or to purchase additional Accounts and/or to lease us additional equipment, and in consideration of you so doing, and for other good and valuable consideration, the receipt of which we hereby acknowledge, we agree as follows:

         All presently existing and hereafter acquired Collateral in which you have or shall have a security interest shall secure the payment and performance of all of our liabilities and obligations to you of every kind and character, whether joint or several, direct or indirect, absolute or contingent, due or to become due, and whether under presently existing or hereafter created Accounts or agreements, or otherwise.

         We further agree that your security interest in the property covered by any Account now held or hereafter acquired by you shall not be terminated in whole or in part until and unless all indebtedness of every kind, due or to become due, owed by us to you is fully paid and satisfied and the terms of every Account have been fully performed by us. It is further agreed that you are to retain your security interest in all property covered by all Accounts held or acquired by you, as security for payment and performance under each such Account, notwithstanding the fact that one or more of such Accounts may become fully paid.

         This instrument is intended to create cross-default and cross-security between and among all the within described Accounts now owned or hereafter acquired by you.

         A default under any Account or agreement shall be deemed to be a default under all other Accounts and agreements. A default shall result if we fail to pay any sum when due on any Account or agreement, or if we breach any of the other terms and conditions thereof, or if we become insolvent, cease to do business as a going concern, make an assignment for the benefit of creditors, or if a petition for a receiver or in bankruptcy is filed by or against us, or if any of our property is seized, attached or levied upon. Upon our default any or all Accounts and agreements shall, at your option, become immediately due and payable without notice or demand to us or any other party obligated thereon, and you shall have and may exercise any and all rights and remedies of a secured party under the Uniform Commercial Code as enacted in the applicable jurisdiction and as otherwise granted to you under any Account or other agreement. We hereby waive, to the maximum extent permitted by law, notices of default, notices of repossession and sale or other disposition of collateral, and all other notices, and in the event any such notice cannot be waived, we agree that if such notice is mailed to us postage prepaid at the address shown below at least five (5) days prior to the exercise by you of any of your rights or remedies, such notice shall be deemed to be reasonable and shall fully satisfy any requirement for giving notice.

         All rights granted to you hereunder shall be cumulative and not alternative, shall be in addition to and shall in no manner impair or affect your rights and remedies under any existing Account, agreement, statute or rule of law, and remedies under any existing Account, agreement, statute or rule of law.

         This agreement may not be varied or altered nor its provisions waived except by your duly executed written agreement. This agreement shall inure to the benefit of your successors and assigns and shall be binding upon our heirs. administrators, executors, legal representatives, successors and assigns.

         IN WITNESS WHEREOF, this agreement is executed this___ day of___, ___.

                                      CYTOKINETICS, INCORPORATED
                                      (Name of Proprietorship, Partnership or
                                          Corporation, as applicable)

                                      By: /s/ James Sabry
                                          --------------------------------------
                                          (Signature)

                                      Title:____________________________________
                                            (Owner, Partner or Officer, as
                                               applicable)

                                      Address: 280 East Grand Avenue Suite 2,
                                               South San Francisco, CA 94080